EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 nos. 33-15777, 33-33966, 66-61286, 33-90490, 333-01885, 333-07519, 333-69597, 333-69599, 333-92879, 333-51892, 333-51894, 333-106601, 333-108736, 333-119740 and 333-123349) pertaining to various stock plans of Manatron, Inc. of our report dated June 24, 2005, with respect to the financial statements and schedule of Manatron, Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2005.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 15, 2005